AMENDED AND RESTATED EXPENSE LIMIT AND REIMBURSEMENT AGREEMENT

         Expense Limit and Reimbursement Agreement made as of February 26, 2003, and amended and restated as of June 13, 2003, between Pioneer Investment Management, Inc. ("PIM") and Pioneer Protected Principal Trust (the "Trust") on behalf of its series, Pioneer Protected Principal Plus Fund II (the "Fund").

         WHEREAS, the Trust is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end management company.

         WHEREAS, the Trust and PIM have entered into a Management Contract, dated as of February 26, 2003 (the "Management Contract"), pursuant to which PIM provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund.

         WHEREAS, PIM and the Trust wish to limit the expenses of the Fund during the Guarantee Period (as such term is defined in the Financial Guarantee Agreement, dated as of February 26, 2003, as amended as of June 13, 2003 (the "Financial Guarantee Agreement"), among the Trust, on behalf of the Fund, PIM and Ambac Assurance Corporation (the "Insurer").

         NOW THEREFORE the parties agree as follows:

SECTION 1. PIM agrees to limit the Fund's expenses (the "Expense Limitation") by waiving fees payable to PIM and/or reimbursing the Fund for the Fund's ordinary operating expenses (including Premium Fee as defined in the Financial Guarantee Agreement) so that the total expenses of the Fund (excluding the cost of defending or prosecuting any claim or litigation to which the Fund is a party, together with any amount in judgment or settlement, indemnification expense, income taxes incurred by the Fund and other non-recurring, non-operating expenses (such excluded expenses, the "Extraordinary Expenses") with respect to Class A shares do not exceed 2.05% per annum of average daily net assets attributable to Class A shares, with respect to Class B shares do not exceed 2.80% of average daily net assets attributable to Class B shares and with respect to Class C shares do not to exceed 2.80% of average daily net assets attributable to Class C shares. During the period when the Fund's assets are invested in a Defeasance Portfolio (as such term is defined in the Financial Guarantee Agreement) pursuant to Article IV of the Financial Guarantee Agreement, PIM agrees to limit the Fund's expenses by waiving fees payable to PIM and/or reimbursing the Fund for the Fund's ordinary operating expenses (including Premium Fee as defined in the Financial Guarantee Agreement) so that the total expenses of the Fund (other than Extraordinary Expenses) with respect to Class A shares do not exceed the Class A Applicable Percentage (as defined in the Financial Guarantee Agreement) per annum of average daily net assets attributable to Class A shares, with respect to Class B shares do not exceed the Class B Applicable Percentage (as defined in the Financial Guarantee Agreement) of average daily net assets attributable to Class B shares and with respect to Class C shares do not to exceed the Class C Applicable Percentage (as defined in the Financial Guarantee Agreement) of average daily net assets attributable to Class C shares. The Trust and PIM agree that the terms "Class A Applicable Percentage," "Class B Applicable Percentage" and "Class C Applicable Percentage" shall refer, at the time of determination, to the then applicable percentage as determined under the Financial Guarantee Agreement, including any mandatory or voluntary adjustments to such percentages. To determine PIM's obligations under this SECTION 1, the Fund's ordinary operating expenses for each class of shares shall be calculated on each day that the Fund's net asset value is calculated. For purposes of this Agreement, expenses related to the Independent Verifier Agreement shall be considered ordinary operating expenses of the Fund, but the costs of acquisition of portfolio securities, including any brokerage commission and other investment related expenses shall not be considered an expense of the Fund.

SECTION 2. PIM may terminate or modify the Expense Limitation only in accordance with this Agreement. PIM agrees that the Expense Limitation shall not be modified or terminated prior to the Maturity Date (as defined in the Financial Guarantee Agreement), except due to a change in the meaning of Class A Applicable Percentage, Class B Applicable Percentage and Class C Applicable Percentage in accordance with the Financial Guarantee Agreement. PIM shall be entitled to modify or terminate the Expense Limitation for any period subsequent to the Maturity Date, but only if, PIM elects to modify or terminate the Expense Limitation with respect to such subsequent period and such election is made prior to the effective date of the Fund's post-effective amendment to its Registration Statement on Form N-1A with respect to such subsequent period; provided that this Agreement shall remain in effect at all times until the Fund's then current prospectus is amended or supplemented to reflect the termination or modification of this Agreement. The election by PIM referred to in the preceding sentence shall not be subject to the approval of the Fund or its Board of Trustees, but PIM shall notify the Board of Trustees in advance of the termination or modification of the Expense Limitation.
SECTION 3. PIM shall keep a record of the amount of expenses for each class of shares that it waived or reimbursed pursuant to Section 1 hereof ("Prior Expenses"). If at any future date the total expenses of the Fund attributable to Class A, Class B or Class C shares are less than the applicable Expense Limitation (such excess amount, the "Excess Amount"), PIM shall be entitled to be reimbursed for all or a portion of such Prior Expenses attributable to such class to the extent possible and solely payable from the Excess Amount; provided that no payments made to the Fund under the financial guarantee insurance policy (the "Policy") issued in connection with the Financial Guarantee Agreement shall be used to reimburse PIM for any Prior Expenses; provided further that in the event that the Fund is required to invest all of its assets in a Defeasance Portfolio (as such term is defined in the Financial Guarantee Agreement), Pioneer shall not be reimbursed for any Prior Expenses prior to the Maturity Date and, following the Maturity Date, Pioneer may only be reimbursed for Prior Expenses if, following such reimbursement, the Fund would have sufficient assets to redeem its shares for the Guaranteed Amount on the Maturity Date without drawing on the Policy. If the expenses of any class subsequently exceed the applicable Expense Limitation, the reimbursement of Prior Expenses shall be suspended and, if subsequent reimbursement of Prior Expenses of such class shall be resumed to the extent that expenses do not exceed the applicable Expense Limitation (unless previously terminated by PIM), the Expense Limitation shall be applied. Notwithstanding anything in this Section 3 to the contrary, the Fund shall not reimburse PIM for any Prior Expense pursuant to this Section 3 more than three (3) years after the expense was incurred. SECTION 4. It is not intended by PIM or the Fund that the reimbursement of Prior Expenses in Section 3 shall be an obligation of the Fund (a) unless and until the total expenses of the Fund attributable to a class of shares are less than the Expense Limitation applicable to such class and then only to the extent of the Excess Amount, (b) unless such Prior Expense was incurred less than three years prior to the reimbursement or (c) if any payment made to the Fund under the Policy would be used to reimburse PIM for any Prior Expense. PIM understands that total expenses of the Fund attributable to Class A, Class B or Class C shares may never be reduced below the applicable Expense Limitation and there is no assurance that the Prior Expenses shall be reimbursed. In addition, the Fund shall have the right to terminate this Agreement, including its obligation to reimburse Prior Expenses, at any time upon notice to PIM. This Agreement automatically terminates without obligation by the Fund upon termination of the Management Contract; provided that, if, at the time of the termination or as a result of the termination of the Management Contract, the Fund's assets are invested in a Defeasance Portfolio (as such term is defined in the Financial Guarantee Agreement) pursuant to Article IV of the Financial Guarantee Agreement, PIM's obligations in the second sentence of Section 1 shall continue until the end of the Maturity Date (as defined in the Financial Guarantee Agreement). The Insurer is an intended third party beneficiary of this Agreement. SECTION 5. In addition to the expense limitation in SECTION 1 hereof, PIM agrees that for the current fiscal year and, unless PIM otherwise notifies the Fund that it is terminating or modifying the fee waiver in this Section 5 prior to the filing of the Trust's amendment to its Registration Statement to include updated financial disclosure regarding the Fund, any subsequent fiscal year, PIM agrees to waive 5 basis points of its fee under the Management Contract. In addition to the foregoing, at any time that any of the Fund's assets are invested in Pioneer Funds, the fee under the Management Contract shall be reduced daily by an amount equal to the Effective Pioneer Funds Management Fee for such day. The Effective Pioneer Funds Management Fee shall be an amount, computed daily, equal to one three hundred and sixty-fifth of the effective management fee rate earned for such day times the net asset value of shares of the Pioneer Funds held by the Fund. Section 3 of this Agreement shall not apply to any expense limitation pursuant to this
Section 5. SECTION 6. This Agreement shall be governed by the laws of the State of Delaware. SECTION 7. Nothing herein contained shall be deemed to require the Fund or the Trust to take any action contrary to the Trust's Declaration of Trust, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

SECTION 8. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fees payable to PIM and the computations of average daily net assets, having a counterpart in or otherwise derived from the terms and provisions of the Management Contract, the Financial Guarantee Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Contract, Financial Guarantee Agreement or the 1940 Act.

         In witness whereof, the parties hereto have caused this Amended and
Restated Agreement to be signed as of June 13, 2003.
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
Pioneer Protected Principal Trust,                     Pioneer Investment Management, Inc.
on behalf of its series,
Pioneer Protected Principal Plus Fund II

By:    /s/_________________________                    By:   /s/__________________________
       Name:                                                  Name:
       Title:                                                 Title:

         In witness whereof, the parties hereto have caused this Amended and Restated Agreement to be signed as of June 13, 2003.



Pioneer Protected Principal Trust,                     Pioneer Investment Management, Inc.
on behalf of its series,
Pioneer Protected Principal Plus Fund II

By:  /s/_____________________                          By:  /s/_____________________

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